UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Symmetry Medical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 30, 2010

To our Stockholders:

You are cordially invited to attend Symmetry Medical Inc.’s Annual Meeting of Stockholders. Details regarding the meeting are as follows:

TIME	1:30 p.m. EDT April 30, 2010
PLACE	Lexington Lansing Hotel 925 South Creyts Road Lansing, MI 48917
ITEMS OF BUSINESS	(1) To elect two Class II Directors for a three-year term;
(2) To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending January 1, 2011;
(3) To conduct any other business that properly comes before the meeting.
RECORD DATE	You may attend and vote on matters to be decided at the meeting if you were a stockholder of record at the close of business on March 3, 2010.
INTERNET AVAILABILITY	In accordance with United States Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Rather than sending a paper copy, we are sending a notice along with instructions for accessing the materials and voting online.
This 2010 Proxy Statement and our 2009 Annual Report to Stockholders, which is not a part of this proxy soliciting material, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” than “Annual Report/Proxy”. They are also available at www.envisionreports.com/SMA under the “Request Materials” tab.
PROXY VOTING	You will be able to vote in any of three ways:
(1) Visit www.envisionreports.com/SMA and click on the “Cast Your Vote” tab.
(2) Vote in person at the meeting.
(3) Request paper copies of the proxy and vote by returning the paper proxy card.
You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ Brian S. Moore President & Chief Executive Officer

March 19, 2010

SYMMETRY MEDICAL INC.

i

SYMMETRY MEDICAL INC.
3724 North State Road 15
Warsaw, IN 46582
Telephone: (574) 268-2252

2010 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 30, 2010

VOTING INFORMATION

Purpose.  We are providing proxy materials, in connection with the solicitation of proxies by our Board, to be voted at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment thereof. We will hold the meeting on April 30, 2010, beginning at 1:30 P.M. E.D.T. at Lexington Lansing Hotel 925 South Creyts Road Lansing, MI 48917. We are soliciting proxies from all of our stockholders to give all stockholders an opportunity to vote on matters to be presented at the meeting, even if they do not wish to attend in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the meeting, or at any adjournment or postponement of the meeting. This Notice of Annual Meeting of Stockholders and 2010 Proxy Statement, along with our 2009 Annual Report to Stockholders, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” then “Annual Report/Proxy.” Other than our proxy statement and form of proxy, no other information on our Web site is to be considered a part of our proxy soliciting materials.

Notice of Electronic Availability of Proxy Statement and Annual Report.  We are making this proxy statement and the 2009 Annual Report to Stockholders available electronically via the Internet. Under rules adopted by the United States Securities and Exchange Commission (“SEC”), we are furnishing these proxy materials primarily via the Internet instead of mailing printed copies to each stockholder. On March 19, 2010, we mailed to our stockholders of record, as of the close of business on March 3, 2010, a Notice of Internet Availability containing instructions on how to access our proxy materials, including our 2010 Proxy Statement and 2009 Annual Report to Stockholders. The Notice of Internet Availability also provides instructions on how to access your proxy card to vote through the Internet. This process is designed to expedite your receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you would prefer to receive printed proxy materials, however, please follow the instructions included in the Notice of Internet Availability.

Who Can Vote.  You are entitled to notice of, and to vote at, the Annual Meeting if you were a stockholder of record at the close of business on March 3, 2010. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the stockholder of record and you are considered the “beneficial” owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under “Voting of Shares.”

Shares Outstanding.  On March 3, 2010, there were 35,839,550 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares.  We realize that most of our stockholders will probably not be able to attend the meeting in person. However, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting with respect to a particular matter if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to vote your shares at the Annual Meeting in accordance with your instructions.

You may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability. Voting in this manner will not limit your right to vote in person at the meeting if you decide to attend the meeting.

If you are a beneficial owner and your shares are held in the name of a broker, custodian, bank, or other holder of record, you will need to obtain, and should receive in the ordinary course of business from that broker, bank or other holder of record, a proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. On the date this proxy statement was printed we did not anticipate that any other matters would be raised at the Annual Meeting.

You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

•	Notify our Corporate Secretary in writing at the Company’s corporate offices, 3724 North State Road 15, Warsaw, IN 46582 before the meeting that you wish to revoke your proxy;
•	Submit another proxy with a later date;
•	Vote in person at the meeting.

The effect of you not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

Voting Shares Held by Brokers, Banks and Other Nominees.  Brokers, banks or other nominees typically hold shares of common stock for many stockholders. In this situation the “registered holder” on our stock register is the broker, bank or other nominee. When stock is held in this manner by an institution, it is referred to as holding shares in “street name.” In such cases, you — as the actual “beneficial owner” of the stock — do not appear anywhere in our stockholder register. If you own your shares in street name and do not give your voting instructions to your broker, bank or other nominee, that institution may represent your shares at the stockholder meeting. However, in the absence of your voting instructions, the institution will be able to vote your shares only with respect to items which are considered routine under the rules of the New York Stock Exchange. Your vote on any non-routine matters will therefore be considered a “broker non-vote.” For purposes of determining whether a quorum is present, shares voted FOR, AGAINST or ABSTAIN, as well as broker “non-votes” count as shares that are present, although they will not count in determining total votes actually cast on a particular matter. Unlike in prior years, a broker, bank or nominee does not have discretion to vote for or against the election of directors. Accordingly, in order to avoid a broker non-vote of your shares on the election of directors, you must provide voting instructions to your bank, broker or nominee.

If you properly submit your proxy card then the persons named in your proxy card will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for the fiscal year ending January 1, 2011.

Voting Shares Held in Your Name.  If you are the record owner, and if you submit your proxy instructions by internet, your proxy — the person named in your proxy — will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	FOR the election of the director nominees;
•	FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for the fiscal year ending January 1, 2011.

Required Vote.  So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to ratify the appointment of Ernst & Young, LLP as independent auditors for the fiscal year 2010and to vote on any other matters that may properly come before the Annual Meeting. Director nominees receiving the greatest number of votes will be elected as directors.

Cost of Preparing, Mailing and Soliciting Proxies.  We will pay all of the costs of preparing, printing and mailing the Notice of Internet Availability, of printing and mailing proxy materials to our stockholders who specifically request them and of soliciting proxies. We will also reimburse brokers, custodians, banks and other holders of record for their reasonable expenses incurred by them in forwarding notice and proxy materials to our beneficial owners. Proxies may be solicited on our behalf in person, by telephone, or otherwise by our officers, directors and employees without additional compensation. We have not retained a proxy solicitor in conjunction with the annual meeting.

Annual Report.  Our 2009 Annual Report to Stockholders, including our financial statements for the required period ended January 2, 2010, is available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” then “Annual Report/Proxy.” The 2009 Annual Report to Stockholders includes audited financial statements for the fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007. The 2009 Annual Report to Stockholders is not a part of this proxy statement.

Voting Results.  We will publish the voting results on Form 8K within four days of the Annual Meeting, which we will file with the Securities and Exchange Commission (“SEC”).

Investor Relations Department.  You may contact our Investor Relations Department in one of four ways:

•	Write to Symmetry Medical Inc., at: 3724 North State Road 15 Warsaw, IN 46582
•	Fax to Fred L. Hite at (574) 267-4551
•	E-mail to fred.hite@symmetrymedical.com
•	Telephone Fred L. Hite at (574) 268-2252

Director Communications.  Stockholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked “Director Communications,” to our corporate offices, 3724 North State Road 15, Warsaw, Indiana 46582. If addressed to an individual director the communication will be forwarded, unopened, to that director for review and appropriate dissemination.

Stockholder Proposals for 2011.  Any stockholder satisfying the requirements of the SEC’s Rule 14a-8 and wishing to submit a proposal to be included in the proxy statement for our 2011 annual meeting of stockholders must submit the proposal in writing to our Secretary, at 3724 North State Road 15, Warsaw, IN 46582, on or before January 1, 2011.

In addition, any stockholder who has not submitted a timely proposal for inclusion in next year’s proxy statement but still wishes to make a proposal at next year’s annual meeting must deliver written notice to our Secretary at the address indicated above not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received no later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was provided to stockholders or such public disclosure of the date of the annual meeting was made. Therefore, assuming that the 2011 annual meeting is neither advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2010 Annual Meeting, appropriate notice of nominations, or other matters that stockholders wish to present at an annual meeting of stockholders, would need to be provided to the Secretary at the address indicated above no later than January 31, 2011.

Our Bylaws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting. A copy of the full text of our Bylaws is on file with the SEC and is available on our web site, www.symmetrymedical.com under the “Investor Relations” tab and then the “Corporate Governance” tab.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or are under the direction of our Board, pursuant to Delaware’s Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer, other officers and employees, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

We have three classes of directors, each of which is to be as equal as possible to the others in number. One class is to be elected at each Annual Meeting of the Stockholders. Currently, there are three Class I directorships, two Class II directorships and two Class III directorships. As of the date of this proxy statement, there are no vacancies.

The Company is a member of the National Association of Corporate Directors (“NACD”). The Board authorized, recommends and encourages each Board member and the Company’s Executive Officers to attend one NACD education course every two years. Each attendee may incur up to $10,000 per course for travel and fees, which are preapproved by the Chairman of the Board before attending. Brian S. Moore, Fred L. Hite and Michael W. Curtis attended educational courses during 2009.

The Board has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the Board and the various Committees of the Board. A copy of these Corporate Governance Guidelines is available on our Web site, at www.symmetrymedical.com under the tab “Corporate Governance”, or by writing to Fred L. Hite at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by relevant laws, regulations and any rule changes prescribed by the SEC and/or the New York Stock Exchange (“NYSE”).

The Company’s Board and Leadership Structure.  The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Craig Reynolds was elected to serve as Chairman at the June 2009 meeting and Brian Moore has served as CEO since 2003. This decision rests on the belief that it is the CEO’s responsibility to lead the company and the chairman’s responsibility to lead the board. Mr. Reynolds and Mr. Moore have a strong working relationship that has allowed each to focus on his respective responsibilities and compliment each other’s work.

The Board has six independent members, with Mr. Moore being the only non-independent member. Many of our independent Board members are currently serving or have served as members of senior management of other public companies and as directors of other public companies. We have four Board committees comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive chairman, benefits our Company and our stockholders and is an appropriate structure for the Company.

We understand that different Board and Company leadership structures may be appropriate in different circumstances, although believe our current leadership structure, with Mr. Moore serving as CEO and Mr. Reynolds serving as Chairman of the Board, is the optimal structure for our company at this time.

Code of Business Conduct and Ethics.  Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics that applies to our senior executive officers and to all employees and directors. It is available on our web site www.symmetrymedical.com under the heading “Investor Relations” then “Corporate Governance” or by writing to Fred L. Hite, Senior Vice President and Chief Financial Officer at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the codes by posting such information on our Web site, unless a Form 8-K is otherwise required by applicable SEC or NYSE rules.

COMMITTEES, DIRECTOR INDEPENDENCE AND MEETINGS

Committees, Director Independence and Meetings.  During 2009, the Board maintained four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria established by the Board and developing corporate governance principles. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

The Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee and Finance and Systems Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the Board, has reviewed the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NYSE regarding corporate governance policies and processes and listing standards. In conformity with the requirements of such rules and listing standards, we have also adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other Executive Officers) and all other employees. The Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee, and Finance and Systems Committee are available on our Web site at www.symmetrymedical.com under the “Investor Relations” tab. Stockholders may also request a copy of any of these documents by writing to Fred L. Hite at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on a Form 8-K and posted on our Web site in the “Investor Relations” then “Corporate Governance” section, as required by the SEC and the NYSE.

Pursuant to our Corporate Governance Guidelines, our Board must meet independence standards established by the SEC and NYSE, as well as other applicable laws and regulations. Our Board, considering all relevant facts and circumstances, regularly makes an affirmative determination that all such independence standards have been and continue to be met by the directors and members of each of our Committees, including a determination that none of such directors has a material relationship with our Company (either directly or indirectly as a partner, stockholder or officer of an entity that has a material relationship with our Company). Similarly, the Board makes an affirmative determination of independence with respect to members of the Audit Committee, under the special Audit Committee independence criteria.

Annually, each director is required to complete a questionnaire concerning his independence and any direct or indirect business, family, employment, transaction or other relationship or affiliation with the Company. In determining director independence, the Board considers and evaluates the directors’ answers to these questionnaires. Further, any new director nominees complete a similar questionnaire prior to being considered for nomination to the Board.

As of the date of this proxy statement, based upon the information submitted by each of our directors, and based upon recommendation from the Governance and Nominating Committee, the Board has made an affirmative determination that a majority of our current Board is independent as that term is defined by the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Act) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162-27(e)(3). For fiscal 2009, all of the non-management directors met such independence criteria. These members include: Craig B. Reynolds, James S. Burns, Thomas E. Chorman, Robert G. Deuster, John S. Krelle, and Francis T. Nusspickel. Frank Turner and Stephen B. Oresman retired at our 2009 Annual Meeting, but met the independence criteria while serving as directors.

For fiscal 2010, the Board has made an affirmative determination that all of the incumbent non-management directors (James S. Burns, Thomas E. Chorman, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel, and Craig B. Reynolds) meet independence criteria. The sole management director, Brian S. Moore, does not meet independence criteria due to his employment as Chief Executive Officer of the Company. Based on these determinations, 86% of our Board is considered independent for fiscal 2010. All of our Committees consist solely of independent directors.

The Board maintains a “Related Party Transaction” policy. This policy covers all transactions with related parties and requires approval of any related party transactions in excess of $60,000 in value, or material amendments thereto, by the Audit Committee. There were no transactions involving related parties in fiscal 2009.

The Board held nine meetings in 2009, seven in person and two telephonically. All of the directors attended at least 75% of the Board meetings and of the various Committees on which they served during 2009. Each member of the Board who served as of June 22, 2009, the date of our last Annual Meeting, attended this meeting.

The Board has the authority, at its discretion, to appoint the chair and the members of each Committee. Typically such positions are appointed annually by the Board.

The Audit Committee.  The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board’s oversight of: (1) the quality and integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control; (2) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (3) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) risks that may have a significant impact on the Company’s financial statements. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in its other filings; to retain and terminate our independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures. The Committee is also responsible for preparing the audit committee report to be included in our proxy statement.

The Committee members are Francis T. Nusspickel, James S. Burns and Thomas E. Chorman. Mr. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is independent as defined in Rule 303A of the NYSE listing standards. The Board has determined that each member meets the financial literacy qualifications of the NYSE listing standards and each is an “audit committee financial expert” as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. The Audit Committee held nine meetings in 2009, four in person and five telephonically.

Compensation and Organizational Committee.  The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executives officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of the Company. The Committee’s principal responsibilities include: (1) reviewing and recommending to the Board: (i) the design of our Director and executive officer benefit plans, (ii) plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934, (iii) material terms of all employment, severance and change of control agreements for our executive officers, (iv) compensation of our Board members and (v) incentive components of our CEO’s compensation and bonus awards; (2) reviewing and recommending to the Board the compensation of our executive officers; (3) providing oversight regarding our retirement, welfare and other benefit plans;

(4) reviewing NYSE, key institutional stockholders, and other applicable compensation policies and guidelines and (5) preparing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement.

The members of the Committee are John S. Krelle, Robert G. Deuster, and Francis T. Nusspickel. Mr. Krelle serves as the Chairman of the Committee. Each of the current Compensation and Organizational Committee Members are independent as defined in Rule 303A of the NYSE listing standards. The Committee met five times during 2009, four in person and once telephonically.

Governance and Nominating Committee.  The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee’s responsibilities include: (1) evaluating and recommending candidates for election to our Board; (2) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; (3) establishing procedures for and overseeing the evaluation of our Board, Committees and management and providing annual assessment reports to the Board; (4) reviewing the makeup of our Committees and making recommendations of director nominees for each Committee; (5) evaluating our CEO’s performance; and (6) reviewing succession plans of our CEO and President and recommending candidates for CEO and other senior executive officers.

Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board the individuals to be nominated for election at the Annual Meeting of Stockholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our stockholders. The nominations put forth by stockholders will be given the same due consideration as nominations made by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement Directors, it will seek candidates that are interested in serving and will devote time necessary to understand the importance of corporate governance. The Board will seek candidates possessing specific skills and experience that are desirable to supplement the skills and experience of those directors then serving on the Board or whose skills and experience may provide additional expertise and resources relative to the industry in which the Company competes or any issues it is confronting.

The members of the Committee are James S. Burns, Robert G. Deuster, and John S. Krelle. Mr. Burns serves as Chairman of the Committee. Each of the current Governance and Nominating Committee members are independent. The Committee held eight meetings in 2009, five in person and three telephonically.

Finance and Systems Committee.  The Finance and Systems Committee assists the Board through oversight of budgetary, finance and information systems matters. The Committee’s responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the Board regarding annual budgets, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions, including but not limited to, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Committee are James S. Burns, Thomas E. Chorman and Francis T. Nusspickel. Mr. Chorman serves as Chairman of the Committee. The Committee met in person four times during 2009.

Executive Sessions.  In accordance with our Bylaws and Corporate Governance Guidelines, the Chairman of the Board presides over all executive sessions of the non-management directors, unless the Chairman is the CEO, in which case an independent board member is appointed. Craig B. Reynolds, an independent director, currently serves as Chairman of the Board, presiding over all executive sessions of the Board. Mr. Reynolds can be contacted as follows:

Craig B. Reynolds
Chairman of the Board
3724 North State Road 15
Warsaw, IN 46582
craig.reynolds@philips.com
Phone: 574-268-2252

MANAGEMENT OF RISK

Risk Management Functions.  As a part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When reviewing performance, granting authority to management, and reviewing and approving strategies, the Board considers, among other things, the risks facing the Company.

The Board has delegated specific responsibilities for risk assessment and management to two committees. The Audit Committee assists the Board in this function in its consideration and evaluation of risks related to our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies on accounting risk exposure. In the performance of this function it meets with the CEO, CFO, the Internal Audit Director, and the independent auditing firm in executive sessions at least quarterly. The Finance and Systems Committee oversees financial, capital and insurance risk and meets in executive session as necessary with the CEO, CFO and other members of management to evaluate and address risks related to these areas of oversight.

The Company also maintains whistleblower hotlines, a Code of Business Conduct and Ethics, and other vehicles designed to bring concerns about risk, compliance and other matters to the attention of the Board and/or the appropriate Committee or person.

Our Compensation Committee has reviewed the Company’s compensation practices for all employees, including but not limited to those for our Executive Officers, as well as the potential for such practices to create risks for the Company. The Committee also reviewed the safeguards against risk related to compensation structure it has in place, including compensation limits, vesting periods for equity grants and performance obligations for cash and equity compensation. The Committee has also established certain requirements for compensation programs that do not provide for the following: guaranteed bonuses, single performance and vesting metrics for bonuses and equity grants, lucrative severance packages, supplemental pensions, high pay relative to peers, significant equity awards with tremendous upside and no risk. Based on the absence of these and other higher-risk pay practices and the safeguards described above, the Committee does not believe that our compensation program encourages excessive or inappropriate risk taking.

INFORMATION REGARDING OUR DIRECTORS

Set forth below are the name, age, position and a brief description of the business experience of each of our directors as of March 3, 2010.

Director	Age	Position
Craig B. Reynolds	61	Director, Chairman of the Board
James S. Burns	63	Director
Thomas E. Chorman	55	Director
Robert G. Deuster	59	Director
John S. Krelle	58	Director
Brian S. Moore	64	Director, President and Chief Executive Officer
Francis T. Nusspickel	69	Director

Information on our executive officers is disclosed in Item 1 of our annual report filed on Form 10-K.

Class I Directors (Terms Expire in 2012)

JOHN S. KRELLE has served as a director since January 4, 2008. Since May 23, 2008, Mr. Krelle has served as chairman of the Compensation and Organizational Committee and as a member of the Governance and Nominating Committee. Since 2005 Mr. Krelle has served as President, Chief Executive Officer and a member of the board of directors of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. From 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of Spine, Trauma and Business Development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopaedic company in the world. Prior to that, he spent five years managing businesses outside the US including in Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopaedics in the area. During this period, Mr. Krelle also served as a member of the Board of Zimmer K.K. and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Prior experience at Zimmer included acting as the Vice President of Global Knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing. Mr. Krelle has also served as a director for Biomimedica, a privately-held company, since 2009. Mr. Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

THOMAS E. CHORMAN has served as a director since June 22, 2009. Mr. Chorman is the current Chairman of the Finance and Systems Committee and member of the Audit Committee. He is also an independent director and member of the Audit Committee of Standex International Corp. (NYSE: SXI) since June 2004. In October 2008 he was also appointed to the Governance and Nominating Committee of Standex. As an entrepreneur and private investor since June 2006, he has co-founded two companies; Foam Partners, LLC (polyurethane foam fabrication) and Boomer Capital (an authoritative “Baby Boomer” website and consulting firm). In December 2008, he purchased Discovery Manufacturing Inc. and established Solar LED Innovations, LLC, a designer, manufacturer and marketer of solar rechargeable lighting products. Prior thereto, Mr. Chorman served as President, CEO and director of Foamex International (a manufacturer of comfort cushioning for the furniture and automotive markets) from September 2001 through June 2006. Previously, Mr. Chorman was CFO at Ansell Healthcare (2000 – 2001), Armstrong Flooring Products Division CFO (1997 – 2000), and CFO for Corporate New Ventures and other financial positions at Procter & Gamble (1984 – 1997). Mr. Chorman holds an M.B.A. from Rutgers University and a B.S. from the City University of New York.

ROBERT G. DEUSTER has served as a director and member of the Compensation and Organization Committee and the Governance and Nominating Committee since June 22, 2009. He also served as Chairman and Chief Executive Officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products from May 1996 until his retirement in October of 2007. Mr. Deuster also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the board of NEXX Systems, a privately held semiconductor capital equipment company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

Class II Directors (Term Expires in 2010)

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Stockholders. From April 2006 through May 2008, Mr. Burns served as chairman of the Finance and Systems Committee, and currently serves as the chairman of the Governance and Nominating Committee. Mr. Burns is currently President and Chief Executive Officer of AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders. He served as President and Chief Executive Officer of EntreMed, Inc. from June 2004 to December 2008. From 2001 – 2003, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000 – 2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986 – 1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981 – 1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a Vice President and Partner at Booz Allen & Hamilton, Inc., an international consulting firm. Mr. Burns is a Director of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Vermillion, Inc. He earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

Craig B. Reynolds has served as a director since January 4, 2008, and is currently Chairman of the Board. From May 23, 2008 through June 22, 2009, Mr. Reynolds served as the chairman of the Finance and Systems committee and a member of the Governance and Nominating Committee. Mr. Reynolds served as Chief Operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was the Chief Operating Officer and a board member of Respironics, Inc. (NASDQ:RESP), a company that develops, manufactures and markets medical devices worldwide. The product lines of Respironcs, Inc. included sleep medicine therapeutics and diagnostic equipment, intensive care ventilation and patient monitoring and respiratory drug delivery systems. Mr. Reynolds was with Respironics, Inc. since 1998. From 1981 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDQ:HDTC), a medical device company, serving for five years as Chief Executive Officer and board member. Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

Class III Directors (Terms Expire in 2011)

BRIAN S. MOORE has been President, Chief Executive Officer and a director since our acquisition of Mettis (UK) Limited (“Mettis”) in June 2003. From April 1999 to June 2003, Mr. Moore served as the Chief Executive Officer of Mettis Group Limited, the parent company of Mettis. From April 1994 to March 1999, Mr. Moore held various positions with EIS Group plc, including Chairman of the Aircraft and Precision Engineering Division, and from 1987 to 1999, Mr. Moore served as Chief Executive Officer of AB Precision (Poole) Limited. Prior thereto, Mr. Moore served in various management positions at Vanderhoff plc, Land

Rover Vehicles, Bass Brewing and Prudential Insurance, and as the Financial Director for a subsidiary of GEC Ltd. (UK). Mr. Moore has qualified as a Graduate Mechanical Engineer by the Institution of Mechanical Engineers (the qualifying body for mechanical engineers in the UK) and as an Accountant with the UK Chartered Institute of Management Accountants.

FRANCIS T. NUSSPICKEL has served as a director and member of the Board’s Audit Committee since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continues to serve. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide Industry Head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former President of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

Our Directors’ Qualifications.  In conjunction with its nomination of directors for election, the Board of Directors considered the skills, qualifications and attributes of all directors to determine their suitability for continued service on the Board. This year the Board considered information set forth below with regard to each of our directors and nominees and found that all possessed the skills, qualifications and attributes that warranted their continued service. Following is a summary of the skills, qualifications and attributes which, among others, led to the conclusion that each are qualified to stand for election or continue to serve.

Mr. Moore — Mr. Moore has substantial experience in senior executive management roles, most of which is in the medical device industry. His present role as CEO and President of the Company, and prior role in the similar position with Mettis, Inc., has provided him with a deep understanding of the industry, its financial and operational challenges, R&D, corporate transactions, M&As and other issues related to the industry, all of which has enabled him to successfully lead our Company for many years.

Mr. Burns — Mr. Burns has over 30 years of experience in industries related to health care products and devices, pharmaceuticals and diagnostics. He has held a broad range of positions in the industry, including those in operations, R&D, regulatory, strategic planning, technology management, general management and finance. Mr. Burns has also served on multiple private and public company boards and has extensive experience in corporate transactions, including but not limited to M&A, leveraged buyouts and private equity financing.

Mr. Chorman — Mr. Chorman has extensive experience in senior executive positions with Procter & Gamble. He has also founded successful companies, served on public company boards and presently leads a technology start-up company. Through these experiences he has obtained extensive experience in general management, finance, marketing and R&D.

Mr. Nusspickel — Mr. Nusspickel’s service on the Board, and in particular his chairmanship of the Audit Committee, is enhanced by his 35 years of experience in a large, international accounting firm as an Audit partner for public company clients. In the course of this work he gained extensive audit, accounting, fraud investigation and M&A experience. He has also served for four years on the Professional Ethics Committee of the New York State Society of CPAs, three years of which was as its Chairman. Currently Mr. Nusspickel is a member of the AICPA Ethics Trial Board. He also serves as a member of the Board for another public company.

Mr. Deuster — Prior to joining our Board, Mr. Deuster served for eleven years as Chairman and CEO of Newport Corporation. In that capacity, Mr. Deuster obtained valuable experience in strategic and tactical initiatives. He also has a strong background in corporate governance, including a Professional Director Certification from RiskMetrics, which he enhances through regular participation in continuing education programs.

Mr. Krelle — Mr. Krelle’s extensive experience in the medical industry enhances his service on the Board. In addition to service on another board and present employment in the medical industry, Mr. Krelle has almost 30 years of experience in the medical device and pharmaceutical industries. His primary experience was with Zimmer Holdings, Inc., one of our largest customers. His tenure at Zimmer included service in foreign and domestic general management, business development, sales and marketing. He also has extensive experience in corporate transactions and finance.

Mr. Reynolds — Mr. Reynolds has strong experience in the medical device industry, which enhances his value to the Board and the Company. In addition to being the Chief Operating Officer of Respironics, Inc., a subsidiary of Philips, that develops, manufactures and markets medical devices worldwide, he has experience in the CEO role at Healthdyne Inc., a medical device company.

Board Diversity.  The Governance and Nominating Committee reviews and recommends to the Board nominees for Director positions. Pursuant to the Company’s Corporate Governance Guidelines its assessment of new and incumbent candidates includes an element designed to encourage diversity on the Board. Specifically, its review includes a consideration of diversity, age, skills, expertise and experience.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers.  The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934, as amended and other information received by us.

	Beneficial Ownership as of March 3, 2010(1)
Name	Current Beneficial Holdings	Shares Subject to Options	Total	Percent Owned
Named Executive Officers
Brian S. Moore	115,330	178,481	293,811	*
Fred L. Hite	80,741	29,310	110,051	*
D. Darin Martin	48,590	—	48,590	*
Michael W. Curtis	53,241	—	53,241	*
John J. Hynes	16,900	—	16,900	*
Other Directors & Nominees
Craig B. Reynolds(2)	42,200	—	42,200	*
James S. Burns(3)	26,900	—	26,900	*
Thomas E. Chorman(4)	11,100	—	11,100	*
Robert G. Deuster(5)	16,100	—	16,100	*
John S. Krelle(2)	42,200	—	42,200	*
Francis T. Nusspickel(6)	28,567	—	28,567	*
Directors & Executive Officers as a Group	481,869	207,791	689,660	1.9%

*	Less than one percent; assumes the exercise of all vested options.
(1)	Unless otherwise indicated, and subject to community property laws where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 3, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	Consists of restricted shares: 7,400 issued in 2008, 2009 and 2010, respectively, and 20,000 common shares purchased in 2009. All grants vest equally over three years.
(3)	Consists of restricted shares: 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008, 2009 and 2010, respectively. All grants vest equally over three years.
(4)	Consists of restricted shares: 3,700 issued in 2009 and 7,400 issued in 2010. All grants vest equally over three years.
(5)	Consists of restricted shares: 3,700 issued in 2009 and 7,400 issued in 2010, and 5,000 common shares purchased in 2009. All grants vest equally over three years.
(6)	Consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008, 2009 and 2010, respectively. All grants vest equally over three years.

Section 16(a) Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all SEC filing requirements applicable to our directors and executive officers with respect to 2009 were met, except that Form 4 filings for Mr. Moore, Mr. Hite and Mr. Curtis that were due January 5, 2009 were not filed timely as a result of an administrative error.

Security Ownership of Certain Beneficial Owners.  The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of our Common Stock as of March 3, 2010.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc 40 E. 52nd St. New York, NY 10022	2,981,483	8.31%
Wells Fargo & Co.(1) 420 Montgomery Street San Francisco, CA 94163	2,044,064	5.70%
Goldman Sachs Asset Management(2) 32 Old Slip New York, NY 10005	1,901,908	5.31%
Brandywine Global Investment, Management, LLC 2929 Arch Street 8th Floor Philadelphia, PA 19104	1,822,113	5.08%

(1)	Wells Fargo & Co.; Wells Capital Management Incorporated; Wells Fargo Funds Management, LLC; and Wells Fargo Bank, N.A; Wachovia Bank, N.A.; and Wachovia Capital Markets, LLC.
(2)	Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC.

EXECUTIVE COMPENSATION

Part 1 — Compensation Discussion and Analysis

Introduction and Objectives

The Compensation and Organizational Committee (“Committee”) assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans.

The Committee met five times in 2009; each meeting included an executive session with only the non-management directors. The Committee also met on January 28, 2010 to finalize the fiscal year 2009 bonuses and determine the 2010 base salary compensation amounts for the executive officers. All Committee members were present for the meeting.

Four members of management, Chief Executive Officer, Brian S. Moore, Chief Financial Officer, Fred L. Hite, Chief Operating Officer USA, Michael W. Curtis, and SVP HR, General Counsel and Company Secretary, David C. Milne, typically attend the non-executive portions of each meeting. The agenda for each meeting is determined by the Committee members prior to the meeting. The Committee receives and reviews materials in advance of each meeting which include information that management believes will be helpful to the Committee, as well as materials that the Committee specifically requested. Depending on the agenda for the particular meeting, these materials may include, but not be limited to:

•	Financial reports;
•	Reports on levels of achievement of corporate performance objectives;
•	Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment agreements, severance agreements and change of control provisions;
•	Wealth accumulation summaries which show the named executive officers’ total accumulated stock and option holdings; and
•	Information regarding compensation of peer groups at companies identified by the Committee as appropriate for comparison.

The Committee’s primary responsibilities consist of:

•	The review of corporate goals and objectives relevant to the compensation of named executive officers, evaluation of the performance of the named executive officers in light of these goals and objectives and determination and approval of the compensation level of named executive officers based on that evaluation; and
•	The evaluation and recommendation to the Board of the incentive components of the CEO’s compensation and related bonus awards, taking into account our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years; and
•	The review and recommendation to the Board of the design of the compensation and benefit plans which pertain to Directors, the CEO and other senior executive officers who report directly to the CEO, including oversight of Rule 162(m) plans; and
•	The review and recommendation to the Board all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including stock options, restricted stock and deferred stock plans; and
•	The review and recommendation to the Board the material terms of all employment, severance and change-of-control agreements for named executive officers; and

•	The review and recommendation to the Board regarding compensation of Board members, such as retainer, Committee Chairman fees, stock options, restricted stock and other similar items as appropriate, and pursuant to our Corporate Governance Guidelines; and
•	Oversight regarding our retirement, welfare and other benefit plans, policies and arrangements on an as needed basis; and
•	The review of compensation policies and guidelines issued by (i) the NYSE and other applicable authorities and (ii) key institutional shareholders and (iii) entities that offer proxy voting services or recommendations to shareholders; and
•	The preparation of a compensation committee report on executive compensation to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC; and
•	The review and discussion with management regarding the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 401, and based on such review and discussion, recommending to the Board to include the Compensation Discussion and Analysis in the Annual Report on Form 10-K or in our proxy statement.

The Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically review and revise its Charter. The Charter was last revised in the fall of 2009 to address changes required in light of changing business, legal and other conditions. The full text of the Compensation and Organizational Committee Charter is available on our Web site at www.symmetrymedical.com under the “Investor Relations” and “Corporate Governance” tabs.

Our executive management supports the Committee in its work by proposing compensation for executive officers, administering our retirement, welfare and other benefit plans and providing data to the Committee for analysis.

The Committee has discretionary authority under its Charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants who report directly to the Committee. The Committee exercised this discretion in fiscal 2009 by subscribing to Equilar, a provider of data regarding public company compensation data. The data provided by Equilar was utilized in the Committee’s review of the pay practices of those companies in our peer group relative to compensation for the CEO, CFO and other Named Executive Officers. Equilar does not provide consulting services and only compiles information that is already public into a searchable database.

Our Compensation Philosophy

The Compensation and Organizational Committee addresses matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to our retirement, welfare, and other benefit plans. The Committee, composed entirely of independent directors, is guided by three principal goals and objectives: (1) in order to allow us to attract and retain talent, we should pay salaries competitive with those with whom we compete for talent; (2) annual incentive bonuses should be directly related to our results produced during the year; and (3) long term compensation in the form of restricted shares and stock options should be directly linked to Company performance and enhancement of stockholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our stockholders with a competitive return on their investments, while at the same time producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success, promote a performance oriented environment that encourages Company and individual achievement, reward executive officers for long-term strategic management and to enhance stockholder value.

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to its long-term success. Our Company is headquartered in Warsaw, Indiana, which is frequently referred to as the “Orthopedics Capital of the World.” Because of the number of customers and competitors in the immediate Warsaw, Indiana area, it is important that our compensation program be competitive to allow us to continue to attract and retain all levels of employees.

On an annual basis the CEO recommends to the Compensation Committee a compensation package for each executive (excluding himself). The proposed compensation package consists of base salary, cash incentive bonus, and long-term equity incentive compensation. The Committee reviews that proposal in light of information it obtains regarding the Company’s peer group and its compensation philosophy. Any decision to materially modify compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon individual performance of his/her responsibilities and any tasks assigned by the Board. Consideration of the CEO’s compensation is undertaken by the Committee in executive session and reflects the same considerations as are used for the other executive officers.

After fully reviewing and considering CEO and executive officer compensation the Committee thereafter submits its recommendations regarding each to the Board for consideration. Only directors who are independent engage in this consideration and decision. If performance objectives are not attained, annual incentive bonuses will not typically be paid. Please refer to the table on page 20 for the specific performance criteria related to the payment of the incentive bonus.

The Committee believes that the executive officers’ total compensation program should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified company, business segment and individual performance goals. The Committee also believes that a significant amount of pay for executive officers should be comprised of long-term, at-risk forms of compensation to align management’s interests with those of the stockholders. The total compensation package should also enhance our ability to attract, retain and develop exceptionally knowledgeable, talented and experienced executives upon whom our success depends.

Components of Our Total Compensation Program.  The total compensation program for our executive officers consists of the following elements:

•	Annual Salary; and
•	Annual cash incentive bonuses; and
•	Long-term incentive compensation in the form of restricted stock; and
•	Limited perquisites and other personal benefits; and
•	Benefits, including group health, life, disability, 401k; and
•	Certain post termination compensation pursuant to applicable employment agreements.

It is the Committee’s intent that salaries, annual incentive bonuses and long-term incentive award values be targeted at appropriate levels based on our peer group and other market factors. Salaries are generally targeted at the median for the market and other components of compensation are targeted at the 75th percentile for our long-term successful executives. It is anticipated that new employees in the executive positions would receive a compensation package in the 50th percentile, although over years of successful performance of their duties their compensation would increase toward the 75th percentile. An individual’s receipt of compensation in line with those targets will occur as performance warrants, and there is no guarantee that any particular employee would achieve that level of compensation.

To establish total compensation for our executive officers, the Committee compares our executive officers’ compensation against peer group pay practices and also considers recommendations from the Chief Executive Officer regarding those executives reporting directly to him. Our management team provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer to assist in their review and consideration.

At the Committee’s meeting on January 29, 2010, the Committee finalized the fiscal year 2009 annual incentive bonuses and determined the 2010 base salary compensation amounts for the named executive officers. At this meeting, the Committee reviewed wealth accumulation summaries and tally sheets for each named executive officer in determining appropriate compensation levels.

To ensure our compensation programs are at proper levels, the Committee compares our compensation practices and levels of pay to an industry peer group. Companies were selected based upon the following criteria:

•	Similar size with executive positions similar in breadth, complexity and scope of responsibility; and
•	International operations; and
•	In the medical field or competitors for similar executive talent.

The Committee selected a peer group consisting of the following companies: American Medical Systems Holdings, Inc., Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, EV3, Inc., GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Masimo Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation. This peer group was selected with reference to the peer group proposed by RiskMetrics. We reviewed that peer group and, while those companies’ geographic scope was not coterminous with ours, their average revenue was almost identical to Symmetry’s last reported revenue total. Further, these companies are engaged in the same or similar industries as we are so they would logically compete for the same talent and skill sets. Accordingly, the Committee concluded that this peer group is a logical source of comparison.

The Committee obtained and evaluated public data regarding the various forms and amounts of compensation provided by each member of the peer group to their executives from the Equilar database. The peer group data was then evaluated in light of additional market-based data and the Committee ensures compensation is aligned with our values, objectives and financial performance, as described above.

Based upon our analysis of competitive pay practices, our total cash compensation for our named executive officers, in aggregate, is approximately 91% of the median value of our peers while our long-term incentive compensation, in aggregate, is also slightly below the mean of our peers. Our total direct compensation, in aggregate, is approximately 50% of the foregoing target values for our peers.

The Committee reviews its compensation programs annually in conjunction with its determination of the executive officers’ compensation for the coming year.

Summary.  It is the opinion of the Compensation and Organizational Committee that the executive compensation policies and programs in effect for our executive officers and directors provide an appropriate level of total compensation that properly aligns the Company’s performance and interests of our stockholders with competitive executive compensation in a balanced and reasonable manner.

Our Compensation Decisions

Annual Salary.  The 2009 base salaries for our named executive officers are shown in the “Salary” column of the Summary Compensation Table. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

Base salary is targeted at the approximate median of compensation paid to executives with similar levels of experience in our peer group to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid at levels higher or lower than this target at the discretion of the Committee and as their performance, experience or tenure with the Company may warrant. The base salaries of our executive officers were recommended by the Committee and approved by the Board after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent.

While there is some lag between our executives’ salary levels and the levels that our compensation philosophy might indicate, the Committee did not recommend an increase for the named executive officers’ salaries in 2009 or 2010. This decision was a result of the economic environment facing the Company in 2009 and 2010. While we were pleased with the performance of our named executive officers, we also believed that executives should not be rewarded with an increase in non-variable compensation during a period when the Company struggled. We will revisit this issue as the Company’s circumstances and performance warrant in the future.

Annual Incentive Cash Bonuses.  The objective of the annual incentive cash bonus plan is to provide executives with a competitive total cash compensation opportunity relative to market practices while aligning their financial rewards with the Company’s and their own performance. The Committee believes the goals tied to the bonus will help us provide our stockholders with a competitive return on their investments over the long term.

Annual incentive awards are determined as a percentage of each executive officer’s base salary. If the performance criteria had been met in fiscal 2009 each Named Executive Officer had the potential to earn up to the following percentages of his base salary in the form of incentive compensation:

	Performance is at target				Bonus for achievement of tasks specified by Board	Performance is 10% above target				Maximum Possible Bonus
Name and Position	Sales	Net/Op Income(1)	Operating Cash	Total		Sales	Net/Op Income(1)	Operating Cash	Total
Brian S. Moore, President and Chief Executive Officer	—	50%	—	50%	20%	—	30%	—	30%	100%
Fred L. Hite, Senior Vice President, Chief Financial Officer	—	35%	10%	45%	5%	—	20%	10%	30%	80%
D. Darin Martin, SVP, QA/Regulatory Affairs Compliance Officer	—	40%	—	40%	10%	—	30%	—	30%	80%
Michael W. Curtis, Chief Operating Officer, USA	—	40%	10%	50%	5%	—	20%	5%	25%	80%
John Hynes, Chief Operating Officer, Europe	—	40%	10%	50%	5%	—	20%	5%	25%	80%

(1)	Messrs. Moore, Hite and Martin are evaluated based on the Company’s Net Income. Messrs. Curtis and Hynes are evaluated based on Operating Income (60% of which is based on Company performance and 40% of which is based on their division’s performance).

The Committee establishes the performance measures and other terms and conditions of awards for executive officers, and the Board retains the authority to cancel or award an additional bonus amount at its discretion. The bonus plan is based on performance as compared against the Board’s approved budget as well as our prior year actual performance. Company performance above or below the budgets results in a modification from the target bonus based on a sliding scale. The budget is the baseline against which a bonus is earned because it is considered to be the Company’s goal for a particular fiscal year. Incenting executives to reach this goal increases their focus on it and aligns their work with achieving the goal communicated to our shareholders earlier in the year. Providing a lower (or no) bonus for performance below the budget ensures that executives do not receive a windfall while the Company does not perform, whereas paying a higher bonus for performance above budget incents executives to achieve the highest level of performance possible.

For fiscal 2009, actual Net Income of $21.8 million and Operating Income of $36.3 million were less than 90% of target. The only performance criteria achieved in 2009 was that related to operating cash, which, at $62.7 million far exceeded target. The Company’s strong performance in this component of the 2009 bonus plan resulted in Mr. Hite earning 20% of his salary and Mr. Curtis earning 10% of his salary as a bonus for fiscal 2009.

Long-Term Incentive Compensation.  The Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success. As such, the Committee has implemented, with Board and stockholder approval, two equity-based plans: Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (“2004 Equity Incentive Plan”) covering our United States employees, and the Symmetry Medical Inc. UK Share Incentive Plan 2006, covering our United Kingdom employees.

Our 2004 Equity Incentive Plan provides for the opportunity to grant restricted stock and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of stockholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain talented directors and executive personnel. We have recently awarded performance based restricted stock as opposed to stock options to minimize the financial impact of these awards under U.S. GAAP reporting (formerly FAS123R). Any performance based restricted stock awarded is treated as ordinary income to the employee, who is responsible for the payment of any associated taxes upon vesting.

Our UK Share Incentive Plan 2006 (also referred to as the “UK Plan”) allows us to award eligible United Kingdom based participants restricted stock based on certain performance criteria as determined by the Board. The Plan also allows for the award of “matching shares” upon the purchase of Company stock. The UK Plan is independently administered by Computershare Investor Services plc (“Computershare”) in the UK. Participants’ contributions are made out of pre tax income, which results in the participants receiving a Tax and National Insurance benefit. The maximum number of shares that may be issued under the UK Plan is 300,000. Currently there are no participants under the UK Plan.

(a) Performance Based Restricted Shares

During 2009, commitments to award certain amounts of performance based restricted stock to the executive officers were recommended by the Committee and approved by the Board. These commitments amounted to: Mr. Moore (44,500), Mr. Hite (33,500), Mr. Curtis (22,500), Mr. Martin (11,500) and Mr. Hynes (11,500). These amounts were based on the Company’s performance in light of the criteria and targets the Committee maintains for this form of compensation. The total commitments for performance based restricted stock made to all employees (including the amounts noted above) in fiscal 2009 were 239,850.

Receipt of the actual grants of restricted stock was contingent upon the Company achieving an aggregate amount of Net Income from May 3, 2009 through the last day of fiscal 2009, January 2, 2010 (the “Performance Period”) as compared to its aggregated budgeted Net Income for the Performance Period (the “Performance Goal”). “Net Income” was defined, for any fiscal quarter, the earnings for such quarter after interest and taxes, determined on a consolidated basis in accordance with United States generally accepted accounting principles in effect from time to time. Partial achievement of the Performance Goal resulted in a percentage of the Restricted Shares being issued as set forth below:

•	Net Income during the Performance Period less than 65% of the Performance Goal then no Restricted Shares shall be issued;
•	Net Income during the Performance Period greater than 65% but less than 80% of the Performance Goal then 50% of the Restricted Shares shall be issued;
•	Net Income during the Performance Period greater than 80% but less than 100% of the Performance Goal then 100% of the Restricted Shares shall be issued;
•	Net Income during the Performance Period greater than 100% of the Performance Goal then 120% of the Restricted Shares shall be issued.

During the Performance Period the Company achieved between 65% and 80% of the Performance Goal so only 50% of the shares are eligible for grant. The actual grant will occur within 90 days of the completion of the audit for fiscal 2009, which was accomplished on March 1, 2010.

(b) Stock Options

Stock options were last granted in 2004, and there are no plans to issue further options. At that time two of the five named executive officers received options in the amounts set forth in the Outstanding Equity Awards at Plan Year End Table in this proxy statement.

Perquisites and Other Personal Benefits.  We provide named executive officers with minimal perquisites and other benefits that the Committee and Board believe are reasonable and consistent with the goal of enabling us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other benefits provided to named executive officers.

Most named executive officers are provided the use of a company owned automobile and a matching contribution under the Company’s 401k Plan (which was suspended in October 2009). Mr. Martin receives reimbursement for a club membership valued at $960, and Mr. Moore receives reimbursement for tax consultation services. All perquisites are described in more detail in the Summary Compensation Table.

Compensation Deductibility.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1.0 million paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers (excluding the Chief Financial Officer). This provision excludes certain forms of “performance-based compensation,” including restricted stock, from the compensation taken into account for purposes of that limit. The Compensation and Organizational Committee believes that the 2004 Equity Incentive Plan is “performance-based” within the meaning of that restriction. Nonetheless, the Compensation and Organizational Committee believes that, although it is desirable for executive compensation to be fully tax deductible, whenever in the judgment of the Board that would be inconsistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Compensation and Organizational Committee will from time to time continue to assess the impact of Section 162(m) of the Code on the Company’s compensation practices and will determine what further action, if any, may be appropriate in the future.

Part 2 — Employment Agreements.

We currently have employment agreements with Brian S. Moore, Fred L. Hite, Michael W. Curtis and John J. Hynes.

In June 2003, we entered into an employment agreement with Brian S. Moore to serve as our President and Chief Executive Officer and a member of the Board until June 11, 2006. After June 11, 2006, the agreement is subject to one year automatic renewals until either party provides notice of non-renewal. Mr. Moore’s current annual salary is $500,000, subject to annual review and potential increase by the Board. In addition, Mr. Moore is eligible to receive an annual cash bonus and the grant of restricted stock, based upon the satisfaction of certain performance criteria in accordance with terms of our 2004 Equity Incentive Plan. In 2006, the Board, in accordance with the agreement, increased Mr. Moore’s bonus percentage to 100% of his annual salary. If Mr. Moore’s employment is terminated by us without “cause,” defined as “(i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty, misappropriation or fraud that adversely affects us or any of our subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing us or any of our subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of our Company or any of our subsidiaries to the material disadvantage or detriment of us and our Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct that adversely affects us or any of our Subsidiaries or (vi) any other material breach of this agreement that is not cured by Mr. Moore within 30 days of written notification of any such material breach,” or by Mr. Moore for “good reason”, defined as “(i) any change in responsibilities, status, title or duties which represents a material reduction in his responsibilities, status, title or duties as in effect immediately prior thereto (which shall not include the hiring of subordinates to fill some of such duties or responsibilities) that is not cured by us within 30 days after Mr. Moore notifies the Board in writing of any such material reduction, or (ii) any material failure by us to comply with any of the material provisions of this agreement that is not cured by us within 30 days after

Mr. Moore provides written notification to the Board of any such material failure,” during the employment term, then Mr. Moore will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his maximum performance bonus for the year in which such termination occurs (currently 100% of his base salary). Mr. Moore has agreed not to compete with the Company during the term of his employment and for twenty-four months following termination.

In January 2004, we signed an offer letter with Fred L. Hite outlining the terms of employment for Mr. Hite as the Chief Financial Officer commencing on March 1, 2004. Mr. Hite’s current annual salary is $300,000, subject to annual review. In addition, Mr. Hite will receive an annual bonus, based upon the achievement of budget, of up to 80% of his annual salary. If Mr. Hite’s employment terminates in the event of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of any bonuses paid within the past twelve months.

In January 2007, we signed an offer letter with Michael W. Curtis to serve as the Senior Vice President and General Manager of the Medical Products Division commencing January 1, 2007, subject to twelve months prior notice of termination by either party. If Mr. Curtis’ employment is terminated by us with less than twelve months prior notice, Mr. Curtis is entitled to receive a payment equal to his base salary for twelve months. Mr. Curtis’ annual salary is currently $260,000, subject to annual review. In addition, Mr. Curtis is eligible to receive an annual cash bonus of up to 80% of his base salary, which amount will be determined by the Compensation and Organizational Committee.

In October 2007, we entered into an employment agreement with John J. Hynes to serve as the Chief Operating Officer, Europe for a continuous period, subject to twelve months prior notice of termination. If Mr. Hynes’ employment is terminated by us with less than twelve months prior notice, Mr. Hynes is entitled to receive a payment equal to his base salary and benefits for twelve months. Mr. Hynes’ current salary is £140,000 per year, subject to annual review in April of each year. In addition, Mr. Hynes is eligible to receive an annual cash bonus of up to 80% of his base salary, which amount will be determined by the Compensation and Organizational Committee. Mr. Hynes has agreed not to compete with the Company during the term of his employment and for 12 months following termination.

The other executive officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation and Organizational Committee and Board in their discretion.

We also include a change of control provision within our performance based restricted stock agreement. It provides that all restricted stock will vest upon a change of control, in accordance with the 2004 Equity Incentive Plan.

Under the 2004 Equity Incentive Plan, a change in control is defined as: (1) an event in which any person or group secures more than 50% of the Company’s outstanding shares; (2) replacing a majority of the directors within any two-year period; (3) any merger or consolidation resulting in the Company transferring more than 50% of the combined voting power; or (4) a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

According to the 2004 Equity Incentive Plan, if there is a Change in Control and a participant’s employment or service as a director, officer, or employee of our Company or of a subsidiary is terminated (1) by us without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control, any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, becomes immediately vested and exercisable, and remains so for up to 180 days after the date of termination. With respect to any outstanding performance awards, the Committee may, within its discretion, deem the performance goals and other conditions as having been met as of the date of the Change in Control.

Part 3 — Named Executive Officer Summary Compensation Table, Equity, Bonus and Share Holdings

Summary Compensation Table.  The following table sets forth certain information with respect to the salaries, bonuses and other compensation we paid for services rendered in 2009, 2008 and 2007 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers. The amounts shown include compensation for services rendered in all capacities.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Brian S. Moore President and Chief Executive Officer	2009	$500,000		$—	$—	$—		$20,710	$520,710
	2008	$500,000		$—	$1,138,400	$300,000	(5)	$18,000	$1,956,400
	2007	$430,000		$60,000	$480,300	$—		$16,200	$982,500
Fred L. Hite Senior Vice President and Chief Financial Officer	2009	$300,000		$40,000	$—	$60,000		$15,559	$415,559
	2008	$300,000		$20,000	$853,800	$180,000		$18,700	$1,372,500
	2007	$250,000		$60,000	$192,120	$—		$17,400	$519,520
D. Darin Martin Senior Vice President, Quality Assurance/Regulatory Affairs and Compliance Officer	2009	$200,000		$—	$—	$—		$16,893	$216,893
	2008	$200,000		$—	$142,300	$160,000		$19,860	$522,160
	2007	$165,000		$50,000	$80,050	$—		$15,860	$310,910
Michael W. Curtis Chief Operating Officer, U.S.A.	2009	$260,000		$—	$—	$23,400		$4,000	$287,400
	2008	$260,000		$—	$569,200	$208,000		$5,885	$1,043,085
	2007	$210,000		$60,000	$160,100	$—		$4,553	$434,653
John J. Hynes Chief Operating Officer, Europe	2009	$209,040	(6)	$15,600	$—	$—		$40,063	$264,703
	2008	$231,250		$46,250	$213,450	$—		$52,013	$542,963
	2007	$40,036		$9,800	$—	$—		$6,803	$56,639

(1)	The salary amounts relate to cash only wages received on a regular basis. With regard to John J. Hynes, currency translation at average for the year — $1.56/GBP in 2009 and $1.85/GBP in 2008.
(2)	The bonus amounts relate to a one-time discretionary cash payment received in addition to salary and are assumed earned by year end. In 2009 the Board exercised discretion to provide Mr. Hite with the referenced bonus in acknowledgement of the Company’s exceptional cash performance, repayment of over $35M of outstanding debt, finalizing the SSI earn out with $2M cash and $0.3M income generated, and taking steps to build a stronger finance, accounting and tax compliance team.
(3)	Non-equity incentive plan thresholds were not met in 2007, but were met in 2008 and were partially met in 2009.
(4)	The other compensation amounts the following items and amounts:
—	Company Car — For total compensation purposes, for named executive officers, the incremental cost of personal use of a Company car has been valued at the cost of the annual lease and fuel, estimated at $10,310 for Brian S. Moore, $11,559 for Fred L. Hite, $11,933 for D. Darin Martin, and $16,176 for John J. Hynes.
—	401k Match/UK Pension — In the U.S., we provide a discretionary match of the each employee’s contribution to their respective 401k retirement account up to a maximum of $4,000. We contributed $4,000 for Brian S. Moore, Fred L. Hite, D. Darin Martin and Michael W. Curtis in 2009. In the UK, we contributed $9,506 to John J. Hynes' pension account in accordance with Company policy.
—	Country club dues — $960 for D. Darin Martin, which reflects the actual cost of annual membership.
—	Tax preparation services — $6,400 for Brian S. Moore for the preparation of his 2009 tax return and consultancy related to other tax matters.

(5)	The Compensation and Organizational Committee exercised negative discretion to reduce payments made in 2008 under the non-equity plan for Brian S. Moore due to the market economy.
(6)	Reflects increase in salary from £130,000 to £140,000 on June 28, 2009.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to each grant of an award made to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers in 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards; Number of Shares of Stock or Units(3)	All Other Stock Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards
		Target	Maximum	Target
Brian S. Moore	1/1/2009	$350,000	$500,000	—	—	—
	7/1/2009	—	—	44,500	—	—
Fred L. Hite	1/1/2009	$150,000	$240,000	—	—	—
	7/1/2009	—	—	33,500	—	—
D. Darin Martin	1/1/2009	$100,000	$160,000	—	—	—
	7/1/2009	—	—	11,500	—	—
Michael W. Curtis	1/1/2009	$143,000	$208,000	—	—	—
	7/1/2009	—	—	22,500	—	—
John J. Hynes(2)	1/1/2009	$114,972	$167,232	—	—	—
	7/1/2009	—	—	11,500	—	—

(1)	Amounts reflect the threshold and maximum cash incentive compensation earnable in 2009 but not awarded and paid until March 2010.
(2)	With regard to John J. Hynes, currency translation at average for the year — $1.56/GBP in 2009.
(3)	These amounts represent the total shares achievable if performance targets were met in 2009. As explained above in the Compensation Discussion & Analysis, the targets were not met in their entirety, and, accordingly, the shares to be granted under this program will equal only 50% of the targeted number of shares. Accordingly, Mr. Moore will receive 22,250 shares, Mr. Hite will receive 16,750, Mr. Martin and Mr. Hynes will receive 5,750 shares and Mr. Curtis will receive 11,250 shares in the first quarter 2010 for 2009 performance.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers in 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Options Exercise Price(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Brian S. Moore	178,481	—	—	$3.0424	7/29/2013	90,000	$1,298,500	—	—
Fred L. Hite	29,310	—	—	$4.8300	3/1/2014	60,000	$853,800	—	—
D. Darin Martin	—	—	—	—	—	10,000	$142,300	—	—
Michael W. Curtis	—	—	—	—	—	40,000	$569,200	—	—
John J. Hynes	—	—	—	—	—	15,000	$213,450	—	—

(1)	Shares represent the remaining, unexercised options that were granted in 2003 and 2004.
(2)	Amount represents the option price of the given grant.
(3)	This date represents the expiration date of the grant, which is 10 years from the initial grant date.
(4)	Shares represent the unvested restricted stock granted in 2008. Shares granted in 2008 are subject to three year cliff vesting if cumulative operating performance metrics for the Company are met or, if not, default to a seven year schedule. The 2007 shares vested effective December 30, 2009 for all grantees, with the exception of 10,000 shares for Brian S. Moore, which have been extended to a seven year vesting schedule pursuant to the underlying agreement.
(5)	Amount represents the restricted stock shares valued at the grant price.

Option Exercises and Stock Vested.  The following table sets forth certain information with respect to the exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2009 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Brian S. Moore	—	$—	13,830	$114,789
Fred L. Hite	—	$—	8,298	$68,873
D. Darin Martin	—	$—	5,000	$41,500
Michael W. Curtis	—	$—	7,355	$61,046
John J. Hynes	—	$—	—	$—

Share Ownership Requirements.  We believe that the interests of the Directors and Executive Officers should be aligned with those of our shareholders. In furtherance of this goal, the Board has established share ownership guidelines in the Corporate Governance Guidelines under which each current or future Director and Executive Officer shall own an appropriate amount of shares in the Company.

Pursuant to this policy, each current Director must, within four years of September 1, 2009 hold personally or jointly with his/her spouse a minimum of either 30,000 fully vested shares or three times their annual base cash retainer in value of Company stock. Directors appointed or elected after September 1, 2009 must satisfy this criteria within four years of their appointment or election.

Each current Executive Officer must, within four years of September 1, 2009, hold personally or jointly with his/her spouse either 20,000 fully vested shares or the following multiple of his/her salary in value of Company stock: CEO and CFO — 3 times, SVP — 2 times. Executive Officers appointed after September 1, 2009 must satisfy this criteria within four years of their appointment.

For the purposes of determining compliance with this policy, the Company’s stock is valued based on a rolling average of its closing price over the six months preceding any review. Should a fluctuation in share price result in ownership falling below the required level, the individual must take actions to comply with the policy.

Part 4 — Payments Following Termination of Employment

Pension Benefits.  Our named executive officers do not receive any pension benefits and as such we have excluded the Pensions Benefit Table.

Nonqualified Deferred Compensation.  We do not provide our Named Executive Officers with any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Accordingly, we have omitted the chart showing such contributions and earnings.

Potential Payments upon Termination or Change of Control.  We have existing employment agreements with Brian S. Moore, Fred L. Hite, Michael W. Curtis and John J. Hynes, which include termination provisions that provide for potential future compensation depending on the circumstances of their departure from the Company. According to the terms of the employment agreements, we are required to compensate them for a certain period following their termination if specific criteria are met, as noted below:

•	Brian S. Moore — If Mr. Moore’s employment is terminated by us without “cause”, or by Mr. Moore for “good reason” as those terms are defined in his employment agreement then he will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his performance bonus (maximum of 100% of his annual salary) for the year in which such termination occurs. Based upon his current annual salary, the maximum payment in the event of a qualifying termination would be $1,000,000.
•	Fred L. Hite — If Mr. Hite’s employment terminates as a result of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of twelve months bonus. Based upon his current annual salary, the maximum payment in the event of a qualifying termination would be $400,000.
•	Michael W. Curtis — If Mr. Curtis’ employment is terminated by us with less than twelve months prior notice, Mr. Curtis is entitled to receive a payment equal to his base salary for twelve months. Based upon his current annual salary, the maximum payment for a qualifying termination would be $260,000.
•	John J. Hynes — If Mr. Hynes’ employment is terminated by us with less than twelve months prior notice, Mr. Hynes is entitled to receive a payment equal to his base salary and benefits for twelve months. Based upon his current annual salary, the maximum payment upon a qualifying termination would be £140,000 plus benefits.

Under certain types of terminations of employment (other than a termination following a change of control of the Company), severance benefits may be paid to the named executive officers. The severance benefits available only relate to executives with employment agreements: Brian S. Moore, Fred L. Hite, Michael W. Curtis, and John J. Hynes, as described in more detail above. The other named executive officer is not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation and Organizational Committee and Board in their discretion.

We also include a change of control provision within our performance based restricted stock agreements stating that shares granted to our executive officers would vest upon change in control. At the time of termination, all vested stock options or performance based restricted stock are retained by the executive, and any unvested options or shares would be forfeited.

The following table sets forth payments that would occur upon the event of termination prior to or following a change in control and under certain other circumstances.

	Termination without “cause” or Resignation for “good reason”	Termination with Less than Twelve Months Notice	Change in Control(3)	Death or Disability
Mr. Brian S. Moore
Restricted Stock(1)	—	—	$725,400	$725,400
Stock Options(2)	—	—	$895,546	$895,546
Severance Payment	$1,000,000	—	—	—
Life Insurance	—	—	—	$1,000,000
Mr. Fred L. Hite
Restricted Stock(1)	—	—	$483,600	$483,600
Stock Options(2)	—	—	$94,671	$94,671
Severance Payment	—	—	$400,000	—
Life Insurance	—	—	—	$600,000
Mr. D. Darin Martin
Restricted Stock(1)	—	—	$80,600	$80,600
Stock Options	—	—	—	—
Severance Payment	—	—	—	—
Life Insurance	—	—	—	$400,000
Mr. Michael W. Curtis
Restricted Stock(1)	—	—	$322,400	$322,400
Stock Options	—	—	—	—
Severance Payment	—	$260,000	—	—
Life Insurance	—	—	—	$520,000
Mr. John J. Hynes
Restricted Stock(1)	—	—	$120,900	$120,900
Stock Options	—	—	—	—
Severance Payment	—	£140,000 (plus benefits)	—	—
Life Insurance	—	—	—	£560,000

(1)	Reflects the closing price of $8.06 for our stock on the last day of fiscal 2009, multiplied by the number of shares of restricted stock that would vest as a result of the Named Executive Officer’s termination of employment.
(2)	Reflects the excess of the closing price of $8.06 for our stock on the last day of fiscal 2009, over the exercise price of outstanding options currently vested. Following termination these options must be exercised within 90 days or they are forfeited.
(3)	This assumes that the individual is terminated in conjunction with a change in control.

Other Awards.  We do not regularly provide additional compensation, such as retention, sign-on or special recognition bonuses. During 2009, the Company did make a discretionary award to John J. Hynes in an amount of £10,000.

Part 5 — Director Compensation

Summary of Director Compensation.  The following table sets forth certain information with respect to the compensation we paid to our directors for services rendered in 2009.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Craig B. Reynolds	$43,125	$61,537	—	—	—	—	$104,662
James S. Burns	$37,500	$80,084	—	—	—	—	$117,584
Thomas E. Chorman(3)	$8,750	$6,334	—	—	—	—	$15,084
Robert G. Deuster(3)	$7,500	$6,334	—	—	—	—	$13,834
John S. Krelle	$32,500	$61,537	—	—	—	—	$94,037
Brian S. Moore	$—	$—	—	—	—	—	$—
Francis T. Nusspickel	$50,000	$80,084	—	—	—	—	$130,084
Stephen B. Oresman(2)	$24,375	$161,281	—	—	—	—	$185,656
Frank Turner(2)	$56,250	$161,281	—	—	—	—	$217,531

(1)	The value of stock awards vested in 2009, expensed at grant date value. This includes restricted shares that vest ratably over a three year period.
(2)	Messrs. Turner and Oresman retired effective June 22, 2009. All outstanding restricted stock vested as of that date.
(3)	Elected on June 22, 2009.

Summary of Director Compensation and Decisions Regarding it.  In fiscal year 2009 all independent directors received an annual cash retainer of $25,000. The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the other three committees received $5,000 additional cash compensation. Members of the Audit Committee each received additional $5,000 cash compensation while the members of the three remaining committees received additional $2,500 cash compensation. All directors were reimbursed for their out-of-pocket expenses incurred in connection with their services on the Board.

The Board, upon recommendation from the Compensation and Organizational Committee, approved two grants of restricted stock to the non-employee directors in fiscal 2009 pursuant to our 2004 Equity Incentive Plan. On January 1, 2009, the Board approved a grant in the amount of 7,400 shares to each of the non-employee directors serving at that time. On July 30, 2009, the Board approved a grant of 3,700 shares to each of the two non-employee directors, Thomas E. Chorman and Robert G. Deuster, who were elected to the Board on June 22, 2009. The stock vests ratably, with one third vesting each year on December 31.

The Board, upon recommendation from the Compensation and Organizational Committee, also approved a grant of restricted stock on January 1, 2010 in the amount of 7,400 shares to each of the non-employee directors pursuant to our 2004 Equity Incentive Plan. The stock vests ratably over a three-year period, with one third vesting each year on December 31.

Compensation Committee Interlocks and Insider Participation.  The members of the Compensation and Organizational Committee are Robert G. Deuster, John S. Krelle, and Francis T. Nusspickel. The Board has determined that each of the Committee members are independent directors as defined in Rule 303A of the NYSE listing standards, outside directors as such term is defined with respect to Section 162(m) of the Internal Revenue Code and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the Committee members has had a relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of our Committee members currently serve or have ever served as an officer of Symmetry Medical Inc.

During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee and the executive officers and the Compensation and Organizational Committee of any other companies, nor has any such interlocking relationship existed in the past.

Part 6 — Report of the Compensation and Organizational Committee on Executive Compensation.

The following is the report of the Compensation and Organizational Committee of the Board with respect to our executive compensation.

The Compensation and Organizational Committee has reviewed all components of compensation for our Chief Executive Officer, our Chief Financial Officer and our named executive officers, including salary, bonus, equity and long-term incentive compensation, restricted stock, the dollar value to the executive and the cost of all perquisites and other personal benefits, the actual projected payout obligations under our severance and change-in-control scenarios.

Furthermore, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and based on this review and discussion, the Compensation and Organizational Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

The Compensation and Organizational Committee:
JOHN S. KRELLE, Chairman
ROBERT G. DEUSTER, Member
FRANCIS T. NUSSPICKEL, Member

RELATED PARTY TRANSACTIONS

It is our policy not to enter into any Related Party Transactions unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in the best interest of our stockholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Party has, had or will have a direct or indirect material interest.

The Board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of this Policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all related party transactions. All transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a related party transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the related party transaction is in the best interests of our Company and our stockholders.

The Company engaged in no related party transactions in fiscal 2009.

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees.  The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended January 2, 2010 and January 3, 2009.

	2009	2008
Audit Fees(1)	$1,006	$1,353
Audit-Related Fees(2)	—	—
Tax Fees(3)	474	434
All Other Fees(4)	2	2
	$1,482	$1,789

(1)	Audit Fees: consist of fees billed for professional services rendered for the audit of Symmetry Medical Inc.’s consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees: there were no audit-related fees in fiscal 2009 or 2008.
(3)	Tax Fees: are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.
(4)	All Other Fees: are principally comprised of fees for the use of accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.  Consistent with SEC regulations regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

a.	Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.
b.	Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.
c.	Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

REPORT OF THE AUDIT COMMITTEE

The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements set forth by the SEC and the NYSE, and that Francis T. Nusspickel, James S. Burns and Thomas E. Chorman each is a “audit committee financial expert” as defined by the SEC.

The Audit Committee of the Board operates pursuant to a written charter. A printable version of the charter may be accessed through the Corporate Governance section of the Symmetry Medical, Inc website, accessible through the Investor Relations page at www.symmetrymedical.com. The charter describes the Committee’s purpose, which is to assist the Board in its general oversight of: (1) the quality and integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (2) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (3) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) risks that may have a significant impact on the Company’s financial statements.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee last reviewed its charter in October, 2009, and at that time determined that no changes were required in light of changing business, legal or other conditions. The Audit Committee has adopted pre-approval policies and procedures regarding the retention of the Company’s independent auditors (and certain other independent audit firms) to provide audit and non-audit services and for the retention of any firm to provide audit services.

The Company’s management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board in its oversight.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditors and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee: 1) has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP that firm’s independence from the Company and management; 2) discussed with Ernst & Young LLP any relationships that may impact its objectivity and independence; and 3) considered whether the non-audit services provided to the Company by Ernst & Young LLP are compatible with maintaining their independence. The Audit Committee also reviewed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed with management and its independent public auditors the Company’s 2009 audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended January 2, 2010 and 10-Q filings, as well as the Company’s earnings press releases and information related thereto.

During fiscal year 2009, the Audit Committee held nine meetings, four of which were in person. During such in person meetings, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls. At such in person meetings, the Audit Committee also met in private sessions with the Director of Internal Audit, who reports directly to the Committee, to discuss audit results for 2009 and audit plans for 2010.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of January 2, 2010, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control —  Integrated Framework. The Audit Committee also reviewed and discussed with Ernst & Young LLP its attestation report on internal control over financial reporting. This report is included in Symmetry Medical’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 filed with the SEC on March 5, 2010.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principle generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Ernst & Young LLP and the Audit Committee’s review of the annual audited financial statements, representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board, and the Board has approved that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

The Audit Committee also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year 2010.

THE AUDIT COMMITTEE
FRANCIS T. NUSSPICKEL, Chairman JAMES S. BURNS, Member THOMAS E. CHORMAN, Member

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might “incorporate by reference” future or previous filings, including this proxy statement, in whole or in part, the previous “Report of the Compensation and Organizational Committee on Executive Compensation,” and “Report of the Audit Committee” shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

This proxy statement also includes references to our or the SEC’s Web site addresses. These Web site addresses are intended to provide inactive, textual references only. The information on these Web sites is not part of this proxy statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We currently have a Board consisting of seven directors, in three classes, each of which is required to be as equal as possible in number. One class is to be elected at each Annual Meeting of Stockholders. We currently have three Class I directors, whose terms expire at the 2012 annual stockholder’s meeting, two Class II directors, whose terms will expire at this 2010 Annual Stockholder’s Meeting, and two Class III directors, whose terms will expire at the 2011 annual meeting.

Our stockholders are being asked to elect two directors to Class II to serve for a three year term, expiring in 2013. The nominees for director have consented to serve, if elected, and we have no reason to believe that the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. Nominees for Class II Directors are elected by a plurality of votes cast.

We will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any of the nominees, we will vote your shares FOR that other person.

If you wish to have your shares voted for one but not both of the nominees, or if you wish to withhold your vote from one but not both of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board has nominated, upon recommendations from the Governance and Nominating Committee, the persons named below for election as Class II Directors. Following is the age, principal occupation during the past five years, and certain other information of each nominee.

Director Nominee — Class II

James S. Burns has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Stockholders. From April 2006 through May 2008, Mr. Burns served as chairman of the Finance and Systems Committee, and currently serves as the chairman of the Governance and Nominating Committee. Mr. Burns is currently President and Chief Executive Officer of AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders. He served as President and Chief Executive Officer of EntreMed, Inc. from June 2004 to December 2008. From 2001 – 2003, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000 – 2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986 – 1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981 – 1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a Vice President and Partner at Booz Allen & Hamilton, Inc., an international consulting firm. Mr. Burns is a Director of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Vermillion, Inc. He earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

Craig B. Reynolds has served as a director since January 4, 2008, and is currently Chairman of the Board. From May 23, 2008 through June 22, 2009, Mr. Reynolds served as the chairman of the Finance and Systems committee and a member of the Governance and Nominating Committee. Mr. Reynolds served as Chief Operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was the Chief Operating Officer and a board member of Respironics, Inc. (NASDQ:RESP), a company that develops, manufactures and markets medical devices worldwide. The product lines of Respironcs, Inc. included sleep medicine therapeutics and diagnostic equipment, intensive care ventilation and patient monitoring and respiratory drug delivery systems. Mr. Reynolds was with Respironics, Inc. since 1998. From 1981 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDQ:HDTC), a medical device company, serving for five years as Chief Executive Officer and board member. Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

The Board of Directors recommends a vote FOR the proposed election of the
Class II Director nominees described in this proxy statement.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year ending January 1, 2011. Although not required, but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so far into the current year. However, any such vote would be considered in connection with the auditors’ appointment for the year ended December 29, 2011.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for our year ending January 1, 2011.

Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors
/s/ CRAIG B. REYNOLDS Chairman of the Board

March 19, 2010

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SYMMETRY Medical

Proxy — Symmetry Medical Inc.

Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF STOCKHOLDERS — April 30, 2010 — 1:30pm EDT

Lexington Lansing Hotel
925 South Creyts Rd.
Lansing, MI 48917

The undersigned, revoking all prior proxies, hereby appoints Francis T. Nusspickel and Brian S. Moore or either of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Symmetry Medical Inc. held of record by the undersigned on March 3, 2010, at the Annual Meeting of Stockholders to be held on April 30, 2010, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any amendments or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If no direction is given, this proxy will be voted FOR all proposals.

SYMMETRY Medical®

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 30, 2010.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/SMA**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold
01 - James S. Burns	☐	☐	02 - Craig B. Reynolds	☐	☐

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Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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